Exhibit 10.2

PURPOSE
The Executive Incentive Compensation Program (“EICP” or the “Program”) of Charles River Laboratories, Inc. (the “Company”) is designed to focus employees at the Vice President (“VP”) level and higher on the achievement of organizational, financial and operational goals that have been identified as important for the success of the Company. The Program is also intended to attract, motivate and retain talented individuals with desired skills in a competitive labor market.
DEFINITIONS
As used herein, the following terms shall have the following meanings:
“Annual Base Salary” refers to a Participant’s base rate of pay, annualized, as of November 30 of the Program Year. It does not include any additional payments that may have been made such as commissions, bonus payments, overtime pay or imputed income.
    “Award Amount” is a value in local currency determined for each Participant by multiplying the Participant's Target Award by their Funding Percentage.
    “Compensation Committee”: The Compensation Committee of the Board of Directors of the Company
“Funding Percentage” is determined for each Participant by the adding together the weighted performance for the metrics applicable to such Participant, based on the funding scale approved by the Compensation Committee from time to time.
“Participant” means an employee of the Company who is eligible to participate in the EICP.
“Program Year” means the applicable Company fiscal year.
“Target Award” means a Participant’s targeted award amount which is determined by multiplying the Participant’s Annual Base Salary by his or her Target Percentage.
“Target Percentage” is a pre-determined percentage of a Participant’s Annual Base Salary. Target Percentages are determined based on a Participant’s assigned job level.
ELIGIBILITY
Regular employees who hold a position with a job level of VP or higher (or current or future level equivalents) are eligible to participate in the Program. In addition, in order to be eligible for participation in the Program, employees must be hired or promoted into an eligible job level position on or before November 30th of the applicable Program Year. Employees hired or promoted into an EICP eligible job
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level position on or after December 1st of a Program Year are first eligible to participate in the Program the following fiscal year.
Notwithstanding the above, employees who are in a leave of absence status for 334 or more days (approximately 11 months) of the Program Year are not eligible to participate.
Employees, who participate in the Company’s Short-Term Incentive Program (STIP) or other Company-approved bonus/incentive programs, including sales commission plans, are specifically excluded from simultaneous participation in the EICP.
Participants who are hired during the Performance Year will be eligible to participate in the Program, on a pro-rated basis, using their date of hire, but must be an active employee at the time of the actual distribution of the EICP Award to receive payment. Participants who move from one eligible job level to another during the Program Year will participate on a pro-rated basis at the Target Percentage, as applicable, corresponding to their old and new job levels. Target Percentages may be modified at the discretion of the Chief Executive Officer, with approval of the Compensation Committee, for individual Participants or job levels.
Participants who terminate prior to the actual distribution of the of the EICP Award Amounts for the Program Year, should refer to the ‘Termination of Employment’ section.
The Company's Chief Executive Officer has the right to exclude otherwise eligible employees from the Program if they are eligible for alternate forms of incentive compensation.
PERFORMANCE MEASURES
Early in each Program Year, Participants are assigned financial and/or operational objectives which are established annually by the Company’s Chief Executive Officer and, in the case of employees with the position of Senior Vice President and higher, are reviewed and approved by the Compensation Committee.
Each Participant's performance during the Program Year is measured against financial or other approved goals established for the Company, function and/or business unit(s) overseen or supported by the Participant. Company, function and/or business unit objectives are weighted to reflect their priority and to ensure that incentives are appropriately aligned with business objectives. Financial performance measures underlying Program targets for each Program Year are reviewed and approved annually in conjunction with the annual budget review process by the Company’s Chief Executive Officer; the Chief People Officer; and, as required, by the Compensation Committee of the Board of Directors. Target objectives for any financial performance measure, aligning with financial performance measures for the Company, may be modified by the Compensation Committee or the Board of Directors in their sole discretion during the Program Year to account for significant business changes occurring during the Program Year (e.g. merger, acquisition, business divestiture, etc.).
Participants who are promoted and/or transferred during the Program Year and whose responsibilities are significantly modified may have their performance objectives modified, subject to the review and approval by the Company’s Chief Executive Officer, the Chief People Officer, and, as required, by the Compensation Committee.
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AWARD CALCULATIONS
A Participant’s Award Funding Percentage is determined by evaluating actual performance of performance metrics against targeted objectives. Performance which falls below targeted objectives by a specified percentage, total dollar amount or other approved performance measures results in a zero funding percentage, while performance which exceeds targeted objectives by a specified percentage, total dollar amount or other approved performance measures equates to a maximum of 200% funding percentage (i.e., an EICP Funding Percentage that is two times the Participant’s targeted percentage). These specified performance parameters establish the slope along which pay for performance is determined. Annual Award payouts for performance which exceeds targeted objectives are subject to a cap equal to a maximum of 200% of target. However, if total Company performance for a given Program Year exceeds the maximum of the performance range established by the Board of Directors for that Program Year, 30% of the excess amount is made available for the Chief Executive Officer to make upward modifications to the Award Percentages of certain Participants, at his discretion, subject to the limitation that any total Award Amount is capped at a payment level equal to 250% of target.
At the discretion of the Company’s Chief Executive Officer and with the concurrence of the Compensation Committee, a Participant’s calculated Award amount may be modified, upward or downward, if it is determined that the calculated amount does not accurately reflect actual performance
AWARD PAYMENTS
Award Amount payments will be made to each Participant no later than 2 ½ months after the end of each Program Year.
TERMINATION OF EMPLOYMENT
In the event a Participant resigns or if the Participant’s employment with the Company terminates for any voluntary or involuntary reason other than retirement, death, or disability at any time prior to the actual distribution of EICP Award Amounts for a Program Year, such employee is no longer considered to be a Participant in the Program as of the date of employment termination and is not eligible to receive any Award Amount for such Program Year.
If a Participant’s employment with the Company terminates due to his or her death, disability or retirement prior to the end of a Program Year and the Participant had at least six months of service to the Company during such Program Year, the Participant (or the Participant’s beneficiary or estate in the event of death) may receive a pro-rated Award Amount for such Program Year at the discretion of the Company’s Chief Executive Officer and the Corporate Executive Vice President of the Participant’s department and/or business unit. Pro-rated Award Amounts will be determined based upon the Participant’s actual period of active employment during the Program Year. Except as may otherwise be required by law, severance periods and periods of leaves of absence will not count toward satisfaction of such 6-month service requirement or, if applicable, the computing of any pro-rated payment.
If a Participant’s employment with the Company terminates due to his or her death, disability or retirement after the close of a Program Year but prior to the actual distribution of Award Amounts, the Participant (or the Participant’s beneficiary or estate in the event of death) will be awarded his or her full Award Amount for the Program Year.
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In the event a Participant’s employment with the Company is terminated because of a facilities shut-down, full or partial business unit divestiture, or similar action resulting in the termination of a Participant’s employment, the Company shall not be obligated to pay any Award Amounts to an affected Participant as a consequence of such employment termination.
AWARD APPROVAL
Final Award Amounts for all Participants are submitted to the Company’s Chief Executive Officer for review. The Chief Executive Officer then reviews and approves submissions relating to Participants below the level of Senior Vice President, and submits to the Compensation Committee his final Award Amount recommendations for Senior Vice President and higher, as well as any proposed Award Amount modifications. The Chief Executive Officer may, at his discretion, modify any proposed final Award Amounts prior to submitting them to the Compensation Committee. The payment of Award Amounts to Senior Vice President and higher and all award modifications are subject to the review and approval of the Compensation Committee.
RECOUPMENT
Award Amounts paid to Participants under the Program are subject to recoupment in accordance with the Company’s Corporate Governance Guidelines, as may be revised from time to time, and/or any other recoupment, clawback or similar policy that may be approved by the Board of Directors of the Company or any committee thereof.
PROGRAM ADMINISTRATION
The Compensation Committee is responsible for the overall administration of the Program. The Committee reviews and approves the standards and financial objectives underlying the Program prior to its implementation for each Program Year. The Committee may delegate the ongoing oversight and handling of routine administrative matters under the Program to the Company's Executive Vice President Chief People Officer. The Compensation Committee has the authority to alter or terminate the Program at any time, and no Participant has any rights with respect to an incentive award payable under the Program until it has actually been paid to the Participant. In the U.S., this Program is not intended to create a contractual right or promise of employment for a specific time period, and employment remains “at will.”
Any questions pertaining to the Program design, eligibility, calculation of Award Amounts, or other procedures should be directed to the Company's Executive Vice President, Chief People Officer.

APPROVED:

____________________________________    Date: _April 22, 2021______________
Victoria Creamer
Executive Vice President, Chief People Officer
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